UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12.

NewMil Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Explanatory Note

The following was mailed to NewMil Bank shareholders.

Dear Shareholder:

I am pleased to report that diluted earnings per share increased 4% to $0.54 for the first quarter ended March 31, 2006 from $0.52 for the same period last year. Net income for the quarter was substantially unchanged at $2.22 million compared to $2.23 million for first quarter of 2005. Core banking earnings per share were $0.51 per share at March 31, 2006 vs. $0.52 at March 31, 2005.

The results for the first quarter of 2006 reflect the challenging interest rate environment affecting the entire banking industry due to the inversion of the yield curve.

Net interest income was $6.3 million for the quarter as compared with $6.4 million in the fourth quarter of 2005 and $6.6 million in the first quarter of 2005. Taxable equivalent net interest income was $6.5 million for the quarter compared with $6.6 million in the fourth quarter of 2005 and $6.6 million in the first quarter of 2005.

The net interest margin was 3.19% for the quarter compared to 3.31% in the fourth quarter of 2005 and 3.71% in the first quarter of 2005. The compression in net interest margin was mostly due to the rise in short term rates and the prolonged flatness of the yield curve, which has reduced the gap between short- and intermediate-term interest rates and the spread between what banks earn on loans and securities and pay on deposits and borrowings. NewMil has sought to offset this effect by growing earning assets. During the quarter average earning assets were up $20 million over the fourth quarter of 2005 and up $120 million over the first quarter of 2005.

Non-interest income was $1.1 million for the quarter, and included a gain of $200,000 from the sale of OREO, as compared with $0.9 million for the first quarter of 2005. Non-interest expense was $4.3 million for the quarter and was substantially unchanged when compared with the prior year period. The decrease in the provision for income tax for the quarter when compared with the prior year period was principally due to increased holdings of tax-exempt securities. The efficiency ratio was 58.6% for the first quarter of 2006.

NewMil’s assets grew $3.3 million during the first quarter to $877.8 million at March 31, 2006. Gross loans increased $18.5 million during the quarter to $516.2 million at March 31, 2006. Asset quality remains strong, as evidenced by nonperforming assets at 23 basis points of total assets at March 31, 2006. Deposits grew $3.3 million during the quarter to $619.3 million at March 31, 2006.

At March 31, 2006, book value and tangible book value per common share were $12.84 and $10.85, respectively, and tier 1 leverage and total risk-based capital ratios were 6.77% and 13.17%, respectively. Return on average shareholders’ equity was 17% for the first quarter of 2006 versus 16% for the first quarter of 2005.

The Board of Directors also announced a quarterly dividend of $0.22 per common share, payable on May 17, 2006 to shareholders of record on May 3, 2006.

Our commercial lending business remained strong for the quarter and we continued to build market share with this important segment of our business. Recently released statistics by the U.S. Small Business Administration rank NewMil Bank as one of the top originators in the State of Connecticut for 504 loans.

Our retail banking programs continued to grow during the quarter, even as we faced an ever more competitive market. Sales of our highly competitive Health Savings Account (HSA) product were particularly successful during the quarter, and we attracted many new accounts as a result of targeted marketing programs to benefits brokers.

On April 25, 2006, Webster Financial Corporation announced that the Board of Directors of NewMil has entered into a definitive agreement with Webster for Webster to acquire NewMil. This agreement creates significant value for NewMil’s shareholders, customers and the communities we serve. In joining with Webster, we are strengthening a powerful regional franchise that has become the largest independent bank headquartered in New England. This partnership will provide our customers a broader array of financial services from the same employees they’ve come to know and trust.

As always, thanks for your continued confidence and support.

Yours truly,

Francis J. Wiatr

Chairman, President and CEO

Solicitation Information

The proposed transaction will be submitted to NewMil Bancorp stockholders for their consideration. Webster and NewMil will file with the SEC a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of NewMil are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Webster and NewMil at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Terrence K. Mangan, Senior Vice President/Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, CT 06702 (203) 578-2318 or to B. Ian McMahon, Executive Vice President and CFO, NewMil Bancorp, PO Box 600, New Milford, CT 06776-0600 860-355-7630.

NewMil and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NewMil in connection with the proposed merger. Information about the directors and executive officers of NewMil and their ownership of NewMil Bancorp common stock is set forth in the proxy statement, dated March 24, 2006, for NewMil’s 2006 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.